FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of December 30, 2025 (the “Effective Date”), is entered into between AMG Funds, on behalf of its series AMG TimesSquare Mid Cap Growth Fund (the “Acquiring Fund”), and TimesSquare Quality Mid Cap Growth ETF (the “Acquired Fund” and together with the Acquiring Fund, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, the Acquiring Fund may, from time to time, invest in shares of the Acquired Fund in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule.

1. Terms of Investment

(a) In order to help reasonably address the risk of undue influence on the Acquired Fund by the Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, the Acquiring Fund and the Acquired Fund agree as follows:

(i) The Acquiring Fund notes that the Acquired Fund is an ETF that is designed to accommodate large investments and redemptions, whether from the Acquiring Fund or other investors. Creation and redemption orders for shares of the Acquired Fund can only be submitted by brokers or other participants of a registered clearing agency (collectively, “Authorized Participants”) that have entered into an agreement (“Authorized Participant Agreement”) with the Acquired Fund’s distributor to transact in shares of the Acquired Fund. The

Acquired Fund also has policies and procedures (the “Basket Policies”) that have been adopted pursuant to Rule 6c-11 under the 1940 Act, which govern creations and redemptions of the Acquired Fund’s shares. Any creation or redemption order submitted by the Acquiring Fund through an Authorized Participant will be satisfied pursuant to the Basket Policies, the relevant Authorized Participant Agreement and applicable law. The Basket Policies include provisions that govern in-kind creations and redemptions, as well as cash transactions. In any event, the Funds generally expect that the Acquiring Fund will transact in shares in the Acquired Fund on the secondary market rather than through direct creation and redemption transactions with the Acquired Fund. The Funds believe that these material terms regarding the Acquiring Fund’s investment in shares of the Acquired Fund should assist the Acquired Fund’s investment adviser with making the required findings under the Rule.

(ii) Scale of investment. Upon a reasonable request by the Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(iii) Additional Notice. The Acquiring Fund will use commercially reasonable efforts to provide written notice as soon as reasonably practicable whenever the Acquiring Fund submits a purchase order that, if effected, will cause the Acquiring Fund’s investment in the Acquired Fund to exceed the limits in Section 12(d)(1)(A)(i) of the 1940 Act.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in the Acquired Fund, the Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2. Representations of the Acquired Fund.

In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3. Representations of the Acquiring Fund.

In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule with respect to its investment in the Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4. Indemnification.

(a) The Acquiring Fund agrees to hold harmless and indemnify the Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by the Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that the Acquiring Fund shall not be liable for indemnifying the Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to the Acquiring Fund pursuant to terms and conditions of this Agreement.

(b) The Acquired Fund agrees to hold harmless and indemnify the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by the Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that the Acquired Fund shall not be liable for indemnifying the Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to the Acquired Fund pursuant to terms and conditions of this Agreement.

(c) Any liability pursuant to the foregoing provisions shall be several and not joint. To the extent applicable, in any action involving the parties under this Agreement, the parties agree to look solely to the individual series of the Acquiring Fund or Acquired Fund that is/are involved in the matter in controversy and not to any other series.

5. Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:

AMG TimesSquare Mid Cap Growth Fund

c/o AMG Funds LLC

680 Washington Boulevard, Suite 500

Stamford, CT 06901

Fax: 203-299-3580

Email: amgfcco@amg.com

If to the Acquired Fund:

TimesSquare Quality Mid Cap Growth ETF

c/o TimesSquare Capital Management, LLC

75 Rockefeller Plaza, 30th Floor

New York, NY 10019

Fax: 917-342-7901

Email: preeti.kohli@tscmllc.com, mark.aaron@tscmllc.com

6. Term and Termination; Assignment; Amendment

(a) This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d)This Agreement may be amended only by a writing that is signed by each affected party.

(e) In any action involving the Acquiring Fund under this Agreement, the Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of AMG Funds.

(f) In the case of the Acquiring Fund, a copy of the Amended and Restated Agreement and Declaration of Trust of AMG Funds is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the Acquiring Fund shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the Acquiring Fund.

7. Termination of Prior Agreements.

The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between the Acquiring Fund and the Acquired Fund that relates to the investment by the Acquiring Fund in the Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the 1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

AMG TimesSquare Mid Cap Growth Fund

Name of Authorized Signer	Print	Signature
Title: Treasurer and Chief Financial Officer	Thomas Disbrow	/s/ Thomas Disbrow

TimesSquare Quality Mid Cap Growth ETF

Name of Authorized Signer	Print	Signature
Title: CCO & General Counsel	Preeti Kohli	/s/ Preeti Kohli